Exhibit 99.1

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Carmike Cinemas, Inc.

Columbus, Georgia

We have audited the accompanying consolidated balance sheets of Carmike Cinemas, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carmike Cinemas, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 1, 2010 (June 7, 2010 as to Note 18)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share data)

	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$25,696	$10,867
Restricted cash	403	184
Accounts receivable	5,010	4,032
Inventories	2,551	2,373
Prepaid expenses	6,791	5,768

Total current assets	40,451	23,224

Property and equipment:
Land	54,671	55,615
Buildings and building improvements	274,050	290,395
Leasehold improvements	125,075	127,638
Assets under capital leases	53,787	60,986
Equipment	214,293	219,348
Construction in progress	431	629

Total property and equipment	722,307	754,611
Accumulated depreciation and amortization	(331,728)	(322,805)

Property and equipment, net of accumulated depreciation	390,579	431,806

Assets held for sale	2,249	3,655
Other	19,448	23,386
Intangible assets, net of accumulated amortization	1,251	1,392

Total assets	$453,978	$483,463

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$26,152	$23,995
Accrued expenses	33,376	28,684
Current maturities of long-term debt, capital leases and long-term financing obligations	4,261	4,497

Total current liabilities	63,789	57,176

Long-term liabilities:
Long-term debt, less current maturities	248,171	270,694
Capital leases and long-term financing obligations, less current maturities	116,684	117,059
Other	14,032	13,286

Total long-term liabilities	378,887	401,039

Commitments and contingencies (Notes 12 and 13)

Stockholders’ equity:
Preferred Stock, $1.00 par value per share: 1,000,000 shares authorized, no shares issued	—	—
Common Stock, $0.03 par value per share: 20,000,000 shares authorized, 13,266,372 shares issued and 12,862,963 shares outstanding at December 31, 2009, and 13,230,872 shares issued and 12,828,890 shares outstanding at December 31, 2008	395	394
Treasury stock, 403,409 and 401,982 shares at cost, at December 31, 2009 and 2008, respectively	(10,945)	(10,938)
Paid-in capital	286,903	285,430
Accumulated deficit	(265,051)	(249,638)

Total stockholders’ equity	11,302	25,248

Total liabilities and stockholders’ equity	$453,978	$483,463

The accompanying notes are an integral part of these consolidated financial statements

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Year Ended December 31,
	2009	2008	2007
Revenues:
Admissions	$345,742	$312,491	$317,403
Concessions and other	168,973	160,187	164,657

Total operating revenues	514,715	472,678	482,060

Operating costs and expenses:
Film exhibition costs	191,379	171,195	174,837
Concession costs	17,415	17,283	17,163
Other theatre operating costs	210,487	192,760	190,628
General and administrative expenses	16,139	19,358	21,690
Separation agreement charges (Note 17)	5,462	—	—
Depreciation and amortization	34,324	37,552	39,502
Gain on sale of property and equipment	(425)	(1,369)	(1,354)
Impairment of goodwill	—	—	38,240
Impairment of long-lived assets	17,554	36,339	22,757

Total operating costs and expenses	492,335	473,118	503,463

Operating (loss) income	22,380	(440)	(21,403)
Interest expense	33,067	40,719	47,794
Gain on sale of investments	—	(451)	(1,700)

Loss before income tax	(10,687)	(40,708)	(67,497)
Income tax expense (Note 8)	4,359	363	55,903

Loss from continuing operations	(15,046)	(41,071)	(123,400)
Loss from discontinued operations (Note 10)	(367)	(320)	(3,490)

Net loss	$(15,413)	$(41,391)	$(126,890)

Weighted average shares outstanding:
Basic	12,678	12,661	12,599
Diluted	12,678	12,661	12,599

Loss per common share (Basic and Diluted):
Loss from continuing operations	$(1.19)	$(3.24)	$(9.79)
Loss from discontinued operations	(0.03)	(0.03)	(0.28)

Basic and diluted net loss	$(1.22)	$(3.27)	$(10.07)

Dividends declared per share	$—	$0.35	$0.70

The accompanying notes are an integral part of these consolidated financial statements

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(15,413)	$(41,391)	$(126,890)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,404	37,950	40,328
Amortization of debt issuance costs	2,068	2,420	2,410
Impairment of long-lived assets	17,814	36,875	26,222
Impairment of goodwill	—	—	38,240
Deferred income taxes	—	—	55,903
Stock-based compensation	1,473	2,130	2,670
Other	1,451	1,139	1,310
Gain on sale of investments	—	(451)	(1,700)
Gain on sale of property and equipment	(319)	(2,513)	(3,582)
Changes in operating assets and liabilities:
Accounts receivable and inventories	(1,237)	(279)	(140)
Prepaid expenses and other assets	940	(1,075)	515
Accounts payable	3,012	(3,895)	4,696
Accrued expenses and other liabilities	5,660	(5,838)	(2,988)

Net cash provided by operating activities	49,853	25,072	36,994

Cash flows from investing activities:
Purchases of property and equipment	(13,546)	(11,676)	(22,682)
Release (funding) of restricted cash	(219)	41	2,378
Proceeds from sale of investments	—	2,925	1,700
Proceeds from sale of property and equipment	3,256	9,314	8,218

Net cash provided by (used in) investing activities	(10,509)	604	(10,386)

Cash flows from financing activities:
Debt activities:
Repayments of long-term debt	(22,731)	(28,028)	(18,231)
Repayments of capital lease and long-term financing obligations	(1,682)	(2,011)	(1,344)
Proceeds from long-term financing arrangements	—	—	239
Proceeds from the exercise of stock options	1	—	1,198
Purchase of treasury stock	(7)	(13)	(2,667)
Debt issuance costs	(96)	—	(971)
Dividends paid	—	(6,732)	(8,873)

Net cash used in financing activities	(24,515)	(36,784)	(30,649)

(Decrease) increase in cash and cash equivalents	14,829	(11,108)	(4,041)
Cash and cash equivalents at beginning of year	10,867	21,975	26,016

Cash and cash equivalents at end of year	$25,696	$10,867	$21,975

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$30,062	$40,812	$45,322
Income taxes	$300	$—	$—

Non-cash investing and financing activities:
Assets acquired through capital lease obligations	$—	$491	$—
Dividends declared not yet paid	$—	$—	$2,244
Non-cash proceeds from sale of property	$—	$750	$—
Non-cash purchase of property and equipment	$7	$858	$1,156

The accompanying notes are an integral part of these consolidated financial statements

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Treasury Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2007	12,744	$383	(281)	$(8,258)	$292,870	$(81,357)	$203,638
Stock issuance	479	11	—	—	1,187	—	1,198
Net loss	—	—	—	—	—	(126,890)	(126,890)
Purchase of treasury stock	—	—	(120)	(2,667)	—	—	(2,667)
Dividends declared	—	—	—	—	(8,939)	—	(8,939)
Stock-based compensation	—	—	—	—	2,670	—	2,670

Balance at December 31, 2007	13,223	394	(401)	(10,925)	287,788	(208,247)	69,010
Stock issuance	8	—	—	—	—	—	—
Net loss	—	—	—	—	—	(41,391)	(41,391)
Purchase of treasury stock	—	—	(1)	(13)	—	—	(13)
Dividends declared	—	—	—	—	(4,488)	—	(4,488)
Stock-based compensation	—	—	—	—	2,130	—	2,130

Balance at December 31, 2008	13,231	394	(402)	(10,938)	285,430	(249,638)	25,248
Stock issuance	35	1	—	—	—	—	1
Net loss	—	—	—	—	—	(15,413)	(15,413)
Purchase of treasury stock	—	—	(1)	(7)	—	—	(7)
Dividends declared	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,473	—	1,473

Balance at December 31, 2009	13,266	$395	(403)	$(10,945)	$286,903	$(265,051)	$11,302

The accompanying notes are an integral part of these consolidated financial statements

CARMIKE CINEMAS, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009 AND 2008, AND FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(in thousands except per share data)

NOTE 1—ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

Carmike Cinemas, Inc. and its subsidiaries (referred to as “Carmike”, “we”, “us”, “our”, and the “Company”) is one of the largest motion picture exhibitors in the United States. The Company owns, operates or has an interest in 244 theatres in 35 states. Of the Company’s 244 theatres, 224 show films on a first-run basis and 20 are discount theatres. The Company targets small to mid-size non-urban markets with the belief that they provide a number of operating benefits, including lower operating costs and fewer alternative forms of entertainment. The Company operates motion picture theatres which generate revenues principally through admissions and concessions sales.

Basis of Presentation

The accompanying consolidated financial statements include those of Carmike and its subsidiaries, after elimination of all intercompany accounts and transactions. We have prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

In the preparation of financial statements in conformity with GAAP, management must make certain estimates, judgments and assumptions. These estimates, judgments and assumptions are made when accounting for items and matters such as, but not limited to, depreciation, amortization, asset valuations, impairment assessments, lease classification, employee benefits, income taxes, reserves and other provisions and contingencies. These estimates are based on the information available when recorded. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Changes in estimates are recognized in the period they are determined.

Concentration of Risk

During 2009, we purchased substantially all of our concession and janitorial supplies, except for beverage supplies, from Showtime Concession Supply, Inc. (“Showtime Concession”). We are a significant customer of Showtime Concession. Our current agreement with Showtime Concession will expire on December 31, 2012. If this relationship was disrupted, we could be forced to negotiate a number of substitute arrangements with alternative vendors which are likely to be, in the aggregate, less favorable to us than the current arrangement.

Revenue Recognition

Admissions and concessions revenue is recognized at the point of sale for tickets and concessions. Sales taxes collected from customers are excluded from revenue and are recorded in accrued expenses in the accompanying consolidated balance sheets.

The Company records proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognizes admission and concession revenue when a holder redeems a gift card or other advanced sale-type certificate. The Company recognizes revenue from unredeemed gift cards and other advanced sale-type certificates upon the later of expiration of the cards or when redemption becomes unlikely. The Company’s conclusion that redemption is unlikely is based on an analysis of historical trends. Revenue recognition related to unredeemed gift cards and other advanced sale-type certificates totaled $2,509, $3,306 and $1,627 in 2009, 2008 and 2007, respectively.

Film Exhibition Costs

Film exhibition costs vary according to box office admissions and are accrued based on the Company’s terms and agreements with movie distributors. The agreements usually provide for a decreasing percentage of box office admissions to be paid to the movie studio over the first few weeks of the movie’s run, subject to a floor for later weeks. If firm terms do not apply, film exhibition costs are accrued based on the expected success of the film over a thirty to sixty day period and estimates of the final settlement with the movie studio. Settlements between the Company and the movie studios are completed three to four weeks after the movie’s run and have not historically resulted in significant adjustments to amounts previously recorded.

Comprehensive Income

The Company has no other comprehensive income items.

Segment Reporting

The Company’s chief operating decision maker currently manages the business as one operating segment. The Company’s measure of segment profit is consolidated operating income (loss).

Cash and Cash Equivalents

Cash equivalents are highly liquid investments with original maturities of three months or less at the date of purchase and consist primarily of money market accounts and deposits with banks that are federally insured in limited amounts. Payment due from banks for third-party credit and debit card transactions are generally received within 24 to 48 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. Such amounts due from banks for credit and debit card transactions are also classified as cash and cash equivalents and aggregated $1,866 and $1,071 at December 31, 2009 and 2008, respectively.

Restricted Cash

Certain balances collected and due to third parties are classified as restricted cash.

Accounts Receivable

Accounts receivable consists of amounts owed from companies that operate under national contracts with the Company and are stated at their estimated collectible amounts, primarily vendor rebates and amounts due from advertisers. We have determined that no allowance for doubtful accounts is required as of December 31, 2009 and 2008 based on historical experience that payment is received in full.

Inventories

Inventories consist principally of concessions and theatre supplies and are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment are carried at cost (reduced for any impairment charges), net of accumulated depreciation and amortization.

Depreciation and amortization is computed on a straight-line basis as follows:

Buildings and building improvements	15-30 years
Assets subject to financing leases	15-30 years
Leasehold improvements	15-30 years	*
Assets under capital leases	11-25 years	*
Equipment	5-15 years

*	Based on the lesser of the useful life of the asset or the term of the applicable lease.

Depreciation expense for continuing operations for the years ended December 31, 2009, 2008 and 2007 was $34,324, $37,552 and $39,502, respectively.

Included in buildings and building improvements are assets subject to financing leases with costs of $87,287 and $109,399 at December 31, 2009 and 2008, respectively, and accumulated depreciation of $24,194 and $25,405, respectively.

The Company capitalized interest of $0, $0 and $252 for the years ended December 31, 2009, 2008 and 2007, respectively, in connection with the construction of new theatres or additions to existing theatres.

The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred (typically when a new lease is finalized) and capitalizes that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the estimated useful life of the related asset.

Assets Held for Sale

Assets identified for disposition are classified as assets held for sale, no longer subject to depreciation, and reported at the lower of their carrying amount or fair value less costs to sell. At December 31, 2009, the asset classifications that comprise “Assets held for Sale” include the carrying value of land of $1,093, building and building improvements of $1,041, and equipment of $115. Based on independent appraisals, the fair value of the assets less costs to sell exceeds the current carrying value of the assets held for sale. At December 31, 2008, the asset classifications that comprise “Assets held for Sale” include the carrying value of land of $1,928, building and building improvements of $1,398, and equipment of $329.

Fair Value Measurements

The methods and assumptions used to estimate fair value are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-term debt, excluding capital leases and financing obligations:

The fair value of the Senior Secured Credit Facilities is estimated based on quoted market prices on the date of measurement.

Long-Lived Assets

The fair value of theatre assets that are determined to be impaired are based primarily on discounted cash flows, using market participant assumptions. Significant judgment is involved in estimating cash flows and fair value, and significant assumptions include attendance levels, admissions and concessions pricing, and the weighted average cost of capital. Management’s estimates are based on historical and projected operating performance.

Impairment of Long-Lived Assets

Long-lived assets are tested for recoverability whenever events or circumstances indicate that the assets’ carrying values may not be recoverable. The Company performs its impairment analysis at the individual theatre- level, the lowest level of independent, identifiable cash flow. Management reviews all available evidence when assessing long-lived assets for potential impairment, including negative trends in theatre-level cash flow, the impact of competition, the age of the theatre, and alternative uses of the assets. The Company’s evaluation of negative trends in theatre level cash flow considers seasonality of the business, with significant revenues and cash-flow being generated in the summer and year-end holiday season. Absent any unusual circumstances, management evaluates new theatres for potential impairment only after such theatre has been open and operational for a sufficient period of time to allow its operations to mature.

When an impairment indicator or triggering event has occurred, management estimates future, undiscounted theatre-level cash flow using assumptions based on historical performance and its internal budgets and projections, adjusted for market specific facts and circumstances. If the undiscounted cash flow is not sufficient to support recovery of the asset group’s carrying value, an impairment loss is recorded in the amount by which the carrying value exceeds estimated fair value of the asset group.

For the years ended December 31, 2009, 2008 and 2007, the Company recorded impairment charges of $17,814, $36,875 and $26,223, respectively, that were primarily as a result of deterioration in the full-year operating results of 25, 43, and 31 theatres, respectively.

Discontinued Operations

The results of operations for theatres that have been disposed of or classified as held for sale are eliminated from the Company’s continuing operations and classified as discontinued operations for each period presented within the Company’s consolidated statements of operations. Theatres are reported as discontinued when the Company no longer has continuing involvement in the theatre operations and the cash flows have been eliminated, which generally occurs when the Company no longer has operations in a given market. See Note 10 – Discontinued Operations.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The Company regularly assesses the probability that the deferred tax asset balance will be recovered against future taxable income, taking into account such factors as earnings history, carryback and carryforward periods, limitations imposed by The Internal Revenue Code, and tax strategies. When the indications are that realization is unlikely, a valuation allowance is established against the deferred tax asset, increasing income tax expense in the year that conclusion is made. See Note 8 – Income Taxes.

The accounting for uncertainty in income taxes currently prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure.

Advertising

Advertising costs are expensed as incurred and included in film exhibition costs in the accompanying consolidated statements of operations. Advertising expenses totaled $5,663, $6,427 and $6,474 in 2009, 2008 and 2007, respectively.

Stock Based Compensation

Compensation expense for all stock-based compensation benefits is recognized over the requisite service period at the estimated fair value of the award at grant date. See Note 9 for a description of the Company’s stock plans and related disclosures.

Leases

The Company operates most of its theatres under non-cancelable lease agreements with initial base terms ranging generally from 15 to 20 years, and classifies these as operating, capital or financing based on an assessment at lease inception and when a modification is made to a lease. These leases generally provide for the payment of fixed monthly rentals, property taxes, common area maintenance, insurance, repairs and some of these leases provide for escalating payments over the lease period. The Company, at its option, can renew most of its leases at defined or then fair rental rates over varying periods. The Company generally does not consider the exercise of the renewal options as reasonably assured at lease inception for purposes of evaluating lease classification.

Several leases have a contingent component called percentage rent within the lease agreement. Percentage rent is generally based on a percentage of revenue in excess of a stated annual minimum as described within the lease. The Company recognizes contingent rent expense prior to achievement of the fixed breakpoint when it becomes probable that the breakpoint will be achieved. Contingent payments under capital leases and arrangements accounted for as financing obligations are charged to interest expense.

For leases classified as operating leases, the Company records rent expense on a straight-line basis, over the lease term, beginning with the date the Company has access to the property which in some cases is prior to commencement of lease payments. Accordingly, expense recognized in excess of lease payments is recorded as a deferred rent liability and is amortized to rental expense over the remaining term of the lease. The portion of our deferred rent liability that will be amortized to rent expense beyond one year is classified in other long-term liabilities. In some leases, the Company funded costs to the benefit of the landlord, which have been recorded as prepaid rent and amortized over the term of the lease on a straight-line basis.

For leases that are classified as capital leases, the property is recorded as a capital lease asset and a corresponding amount is recorded as a capital lease obligation in an amount equal to the lesser of the present value of minimum lease payments to be made over the lease life or the fair value of the property being leased. The Company amortizes its capital lease assets on a straight-line basis over the lesser of the lease term or the economic life of the property. The Company allocates each minimum lease payment between a reduction of the lease obligation and interest expense, yielding a fixed rate of interest throughout the lease obligation.

On certain leases the Company is involved with the construction of the building (typically on land owned by the landlord). When the Company is the deemed owner of the project for accounting purposes, the Company records the amount of total project costs incurred during the construction period. At completion of the construction project, the Company evaluates whether the transfer to the landlord/owner meets the requirements for sale-leaseback treatment. If it does not meet such requirements, which is typical, the Company records amounts funded by or received from the landlord as a financing obligation. Payments under such leases are bifurcated between the ground rent on the land, which is considered to be an operating lease, and payments for the building portion which is a financing obligation. The Company then allocates the lease payment for the building portion between a reduction of the financing obligation and interest expense, yielding a fixed rate of interest throughout the lease obligation.

In certain leases, the last payment at the end of the lease term is settled by a transfer of the property to the landlord in settlement of the remaining financing obligation. The amount of amortization of the asset and the financing obligation is structured at the outset such that the remaining residual book value of the asset is always equal to or less than the remaining financing obligation at the end of the lease term. If the remaining financing obligation is greater than the residual book value at the end of the lease term, the Company will recognize a gain at the end of the lease term.

Debt Issuance Costs

Debt issuance costs are amortized to interest expense using the effective interest method over the life of the related debt.

New Senior Secured Term Loan Facility

On January 27, 2010, the Company entered into a new $265,000 senior secured term loan facility with an interest rate of LIBOR plus a margin of 3.5% (subject to a floor of 2.0%), or the base rate plus a margin of 2.5% (subject to a floor of 3.0%), as the Company may elect.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 825-10-65, Financial Instruments—Transition Related to FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments to require disclosures about fair value of financial instruments in interim financial statements, which is effective for interim periods ending after September 15, 2009, but early adoption was permitted for interim periods ending after March 15, 2009. Refer to Note 14 – Financial Instruments. An entity that elects to early adopt this provision must also early adopt other guidance that pertains to determining whether a market is not active and a transaction is not distressed and the recognition and presentation of other-than temporary impairments. The adoption of this guidance did not have an impact on the Company’s consolidated results of operations or financial position.

NOTE 3—IMPAIRMENT OF PROPERTY AND EQUIPMENT

Long-lived assets are tested for recoverability whenever events or circumstances indicate that the assets’ carrying values may not be recoverable. The Company performs its impairment analysis at the individual theatre- level, the lowest level of independent, identifiable cash flow. Management reviews all available evidence when assessing long-lived assets for potential impairment, including negative trends in theatre-level cash flow, the impact of competition, the age of the theatre, and alternative uses of the assets. The Company’s evaluation of negative trends in theatre level cash flow considers seasonality of the business, with significant revenues and cash-flow being generated in the summer and year-end holiday season. Absent any unusual circumstances, management evaluates new theatres for potential impairment only after such theatre has been open and operational for a sufficient period of time to allow its operations to mature.

The Company recorded impairment charges of $17,814, $36,875, and $26,222, for the years ended December 31, 2009, 2008, and 2007, respectively, a portion of which was recorded in discontinued operations. These fair value estimates are considered Level 3 estimates. The estimated aggregate fair value of the long-lived assets impaired during the year ended December 31, 2009 was approximately $6,430.

	Years ended December 31,
	2009	2008	2007
Continuing Operations:
Theatre properties	$16,595	$32,122	$22,017
Equipment	959	4,217	740

Impairment of long-lived assets	$17,554	$36,339	$22,757

Discontinued Operations:
Theatre properties	$260	$536	$3,466
Equipment	—	—	—

Impairment of long-lived assets	$260	$536	$3,466

For 2009, impairment charges affected 25 theatres with 248 screens, and were primarily the result of (1) deterioration in the full-year operating results of 22 theatres, resulting in $16,216 in impairment charges using valuation inputs as of November 30, 2009; (2) the decline in fair market value of one owned theatre, resulting in $379 in impairment charges using valuation inputs as of December 31, 2009; (3) a decrease in the net realizable value of excess 35 millimeter projectors, resulting in a charge of $762; and (4) excess seat and equipment inventory from our theatre closures, resulting in a charge of $197.

For 2008, impairment charges affected 43 theatres with 379 screens, and were primarily the result of (1) deterioration in the full-year operating results of 33 theatres, resulting in $32,073 in impairment charges; (2) the pending sale of one closed theatre with a contract price less than carrying value, resulting in $49 in impairment charges; (3) a decrease in the net realizable value of excess 35 millimeter projectors, resulting in a charge of $2,085; and (4) excess seat and equipment inventory from our theatre closures, resulting in a charge of $2,132.

For 2007, impairment charges affected 31 theatres with 225 screens and were primarily the result of (1) deterioration in the full-year operating results of 25 of these theatres, resulting in $18,905 in impairment charges; (2) a fourth quarter decision to market one parcel of land and close six owned theatres and sell the related assets, resulting in $3,112 in impairment charges; and (3) excess 35 millimeter projectors as a result of the completion of our digital projection installation, resulting in charges of $740.

NOTE 4—GOODWILL AND OTHER INTANGIBLES

As of December 31, 2007, goodwill was evaluated for impairment in connection with the Company’s annual assessment. As a result of this assessment, goodwill was fully impaired resulting in a non-cash charge to earnings of $38,240. This impairment charge was the result of a fourth quarter decline in the Company’s stock price and full year 2007 operating results that were significantly lower than expectations. The Company estimated fair value using a combination of a discounted cash flow model and references to quoted market prices.

At December 31, 2009 and 2008, the Company has recorded the value of certain lease intangibles and trade names as follows:

	December 31,
	2009	2008
Lease related intangibles	$1,862	$1,862
Trade names	500	500

Gross carrying value of intangible assets subject to amortization	2,362	2,362
Less accumulated amortization	1,111	970

Net carrying value	$1,251	$1,392

Amortization of such intangible assets was $142, $136, and $114, for the years ended December 31, 2009, 2008 and 2007, respectively. Accumulated amortization of such intangible assets was $ 1,111 and $970 as of December 31, 2009 and 2008, respectively.

Amortization expense of intangible assets for fiscal years 2010 through 2014 and thereafter is estimated to be approximately $149, $122, $112, $108, $104 and $656, respectively, with a remaining weighted average useful life of 7 years.

NOTE 5—OTHER ASSETS

At December 31, 2009 and 2008, other assets are as follows:

	December 31,
	2009	2008
Prepaid rent	$4,542	$4,966
Debt issuance costs, net of amortization	2,734	4,712
Deposits and insurance binders	4,480	4,483
Note receivable	750	750
Other	6,942	8,475

	$19,448	$23,386

Note receivable is a three-year note that resulted from the sale of a theatre property in July 2008 that bears interest at 7% and is secured by a second mortgage on the property.

NOTE 6—DEBT

Former Term Loan Facilities

Debt consisted of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008
Term loan	$139,634	$161,213
Delayed draw term loan credit agreement	111,152	112,303

	250,786	273,516
Current maturities	(2,614)	(2,822)

	$248,172	$270,694

In 2005, the Company entered into a credit agreement that provided for senior secured credit facilities in the aggregate principal amount of $405,000 consisting of:

•	a $170,000 seven year term loan facility maturing in May 2012;

•	a $185,000 seven year delayed-draw term loan facility maturing in May 2012; and

•	a $50,000 five year revolving credit facility available for general corporate purposes maturing in May 2010 for which no amounts were outstanding as of December 31, 2009 or December 31, 2008.

The Company was required to make principal repayments of the term loans in the amount of $653 on the last day of each calendar quarter. Beginning on September 30, 2011 this repayment amount would have increased to $61,716, due on each of September 30, 2011, December 31, 2011, March 31, 2012 and May 19, 2012 and reduced pro-rata based on any debt prepayments. Any amounts that would have been outstanding under the revolving credit facility would have been due and payable on May 19, 2010.

The interest rate for borrowings under the credit agreement, as amended, was set to a margin above the London interbank offered rate (“LIBOR”) or base rate, as the case may be, based on the Company’s corporate consolidated leverage ratio as defined in the credit agreement, with the margin ranging from 3.00% to 3.50% for loans based on LIBOR and 2.00% to 2.50% for loans based on the base rate. At December 31, 2009 and 2008, the average interest rate was 4.07% and 5.80%, respectively.

The credit agreement required that mandatory prepayments be made from (1) 100% of the net cash proceeds from certain asset sales and dispositions, other than a sales-leaseback transaction, and issuances of certain debt, (2) 85% of the net cash proceeds from sales-leaseback transactions, (3) various percentages (ranging from 0% to 75% depending on our consolidated leverage ratio) of excess cash flow as defined in the credit agreement, and (4) 50% of the net cash proceeds from the issuance of certain equity and capital contributions.

The senior secured credit facilities contained covenants which, among other things, restricted the Company’s ability, and that of its restricted subsidiaries, to:

•	pay dividends or make any other restricted payments to parties other than to the Company;

•	incur additional indebtedness;

•	create liens on their assets;

•	make certain investments;

•	sell or otherwise dispose of their assets;

•	consolidate, merge or otherwise transfer all or any substantial part of their assets; and

•	enter into transactions with their affiliates.

The senior secured credit facilities also contained financial covenants measured quarterly that required the Company to maintain specified ratios of funded debt to adjusted EBITDA (the ”leverage ratio”) and adjusted EBITDA to interest expense (the “interest coverage ratio”).

The senior secured credit agreement placed certain restrictions on the Company ability to make capital expenditures.

As of December 31, 2009, the Company was in compliance with all of the financial covenants in its credit agreement.

The senior secured credit facilities were guaranteed by each of the Company’s subsidiaries and secured by a perfected first priority security interest in substantially all of its present and future assets.

New Senior Secured Term Loan Facility and Revolving Credit Facility

On January 27, 2010, the Company entered into a new $265,000 senior secured term loan facility with an interest rate of LIBOR plus a margin of 3.5% (subject to a floor of 2.0%), or the base rate plus a margin of 2.5% (subject to a floor of 3.0%), as the Company may elect. The term loan borrowings are to be repaid in 23 consecutive quarterly installments, each in the amount of $663, with a balance of $249,763 due at final maturity on January 27, 2016. The proceeds were primarily used to repay the Company’s $170,000 seven year term loan that was due in May 2012 with an outstanding balance of $139,600 and its $185,000 seven year delayed-draw term loan facility that was due in May 2012 with an outstanding balance of $111,150. The Company will record a loss on early retirement of debt of approximately $2,700 during the three months ended March 31, 2010, which includes the write-off of unamortized debt issuance costs.

On January 27, 2010, the Company also entered into a new $30,000 revolving credit facility with an interest rate of LIBOR plus a margin of 4.0% (subject to a floor of 2.0%), or base rate plus a margin 3.0% (subject to a 3.0% floor), as the Company may elect. Thereafter, the applicable margins are subject to adjustment based on the Company’s ratio of total debt to EBITDA as reflected in the Company’s quarterly or annual financial statements, with the margins ranging from 3.50% to 4.00% on LIBOR based loans, and from 2.50% to 3.00% on base rate based loans. In addition, the Company is required to pay commitment fees on the unused portion of the new revolving credit facility. The commitment fee rate is initially 0.75% per annum, and is also subject to adjustment thereafter based on the Company’s ratio of total debt to EBITDA, with the rates ranging from 0.50% to 0.75%. The final maturity date of the new revolving credit facility is January 27, 2013.

The new senior secured term loan facility also contains financial covenants that require the Company to maintain a ratio of funded debt to adjusted EBITDA (“leverage ratio”) of no more than 4.75, a ratio of adjusted EBITDA to interest expense (“interest coverage ratio”) of no less than 1.75 and a ratio of total adjusted debt (adjusted for certain leases and financing obligations) to EBITDA plus rental expense (“EBITDAR ratio”) of no more than 7.15.

Within 90 days of the closing date of January 27, 2010, the Company is required as part of the new senior secured term loan facility to enter into interest rate protection to the extent necessary to provide that at least 50% of the term loan is subject to either a fixed interest rate or interest rate protection for a period of not less than three years.

Debt Maturities

The Company’s new senior secured term loan facility long-term debt obligations are as follows:

	2010	2011	2012	2013	2014	Thereafter	Total
Senior secured term loan	$2,650	$2,650	$2,650	$2,650	$2,650	251,750	$265,000

NOTE 7—ACCRUED EXPENSES

At December 31, 2009 and 2008, accrued expenses consisted of the following:

	December 31,
	2009	2008
Deferred revenues	$7,722	$9,696
Accrued rents	3,197	2,548
Property taxes	6,669	6,539
Accrued interest	1,104	1,331
Accrued salaries	3,862	2,974
Sales taxes	3,521	2,382
Income taxes	3,835	—
Other accruals	3,467	3,214

	$33,376	$28,684

NOTE 8—INCOME TAXES

Income tax expense from continuing operations is summarized as follows:

	Year Ended December 31,
	2009	2008	2007
Current:
Federal	$3,605	$—	$—
State	754	363	—

Deferred:
Federal	—	—	52,176
State	—	—	3,727

Total income tax expense	$4,359	$363	$55,903

The consolidated income tax expense was different from the amount computed using the U.S. statutory income tax rate for the following reasons:

	Year Ended December 31,
	2009	2008	2007
Pre-tax loss from continuing operations	$(10,687)	$(40,708)	$(67,497)

Federal tax (benefit) expense, at statutory rates	(3,740)	(14,422)	(24,533)
State tax (benefit) expense, net of federal tax effects	(364)	(1,174)	(1,753)
Non-deductible executive compensation	—	—	129
Non-deductible goodwill impairment	—	—	5,841
Other	45	(31)	(71)
Reduction in gross deferred tax assets due to IRC Section 382 limitations	1,693	33,653	4,936
Increase (decrease) in valuation allowance	6,725	(17,663)	71,354

Total tax expense (benefit) from continuing operations	$4,359	$363	$55,903

Components of the Company’s deferred tax assets (liabilities) are as follows:

	December 31,
	2009	2008
Net operating loss carryforwards	$7,242	7,394
Alternative minimum tax credit carryforwards	760	760
Tax basis of property, equipment and other assets over book basis	46,113	40,030
Deferred compensation	849	939
Deferred rent	5,627	5,298
Compensation accruals	2,575	2,021
Other	—	—
Valuation allowance	(63,166)	(56,442)

Net deferred tax asset	$—	—

The Company experienced an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended, during the fourth quarter of 2008. The ownership change has and will continue to subject the Company’s net operating loss carryforwards to an annual limitation, which will significantly restrict its ability to use them to offset taxable income in periods following the ownership change. In general, the annual use limitation equals the aggregate value of the Company’s stock at the time of the ownership change multiplied by a specified tax-exempt interest rate.

The Company determined that at the date of the ownership change, it had a net unrealized built-in loss (“NUBIL”). The NUBIL is determined based on the difference between the fair market value of the Company’s assets and their tax basis at the ownership change. Because of the NUBIL, certain deductions recognized during the five-year period beginning on the date of the IRC Section 382 ownership change (the “recognition period”) are subjected to the same limitation as the net operating loss carryforwards. Because the annual limitation is applied first against the realized built-in losses (“RBILs”), the Company does not expect to utilize any of its net operating carryforwards during the five year recognition period. The amount of RBILs limited was $6.0 million in 2009, which contributed to the current income tax expense. The amount of the disallowed RBILs could increase if the Company disposes of assets with built-in losses at the date of the ownership change during the recognition period.

At December 31, 2009, the Company had federal and state net operating loss carryforwards of $18.9 million, net of IRC Section 382 limitations, to offset the Company’s future taxable income. The federal and state operating loss carryforwards begin to expire in the year 2020. In addition, the Company’s alternative minimum tax credit carryforward has an indefinite carryforward life.

Valuation Allowance

At December 31, 2009 and December 31, 2008, the Company’s consolidated net deferred tax assets, net of IRC Section 382 limitations, were $63,166 and $56,442, respectively, before the effects of any valuation allowance. The Company regularly assesses whether it is more likely than not that its deferred tax asset balances will be recovered from future taxable income, taking into account such factors as earnings history, carryback and carryforward periods, IRC limitations and tax planning strategies. When sufficient evidence exists that indicates that recovery is uncertain, a valuation allowance is established against the deferred tax assets, increasing the Company’s income tax expense in the period that such conclusion is made.

A significant factor in the Company’s assessment of the recoverability of its deferred tax asset is its history of cumulative losses. During 2007, the Company concluded that the recoverability of the deferred tax assets was uncertain based upon cumulative losses in that year and the preceding two years and recorded at that time a valuation allowance to fully reserve its deferred tax assets. The valuation allowance increased during 2009 primarily due to the tax effect of impairment losses not deductible in the current period for tax purposes, which served to increase the gross deferred tax assets. The valuation allowance decreased during 2008 as a result of the limitations imposed by Section 382 on the Company’s net operating loss carryforwards and the related decrease in our deferred tax assets.

Income Tax Uncertainties

The tax benefit of the Company’s uncertain tax positions is reflected in its net operating loss carryforwards which have been significantly limited by IRC Section 382. As a result of the fourth quarter 2008 ownership change, the Company decreased its gross unrecognized tax benefits by $3,037 to reflect the de-recognition of tax positions resulting from the Section 382 limitations.

As of December 31, 2009, there are no tax positions the disallowance of which would significantly affect the Company’s annual effective income tax rate.

The Company files consolidated and separate income tax returns in the United States federal jurisdiction and in many state jurisdictions. The Company is no longer subject to United States federal income tax examinations for years before 2000 and is no longer subject to state and local income tax examinations by tax authorities for years before 1998.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within its income tax expense. Due to its net operating loss carryforward position, the Company recognized no interest and penalties at December 31, 2009 and December 31, 2008.

NOTE 9—STOCKHOLDERS’ EQUITY

In March 2004, the Board of Directors adopted the 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”). The Company’s Compensation and Nominating Committee (or similar committee) may grant stock options, stock grants, stock units, and stock appreciation rights under the 2004 Incentive Stock Plan to certain eligible employees and to outside directors. As of December 31, 2009, there were 649,250 shares available for future grants under the 2004 Incentive Stock Plan.

The determination of the fair value of stock option awards on the date of grant using option-pricing models is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The expected volatility is based on the historical volatility. The Company uses historical data to estimate stock option exercise and forfeiture rates. The expected term represents the period over which the share-based awards are expected to be outstanding. The dividend yield is an estimate of the expected dividend yield on the Company’s stock. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the stock options. All stock option awards are amortized based on their graded vesting over the requisite service period of the awards.

The Company also issues restricted stock awards to certain key employees. Generally, the restricted stock vests over a one to three year period and compensation expense is recognized over the one to three year period equal to the grant date value of the shares awarded to the employee.

The Company’s policy is to issue new shares upon exercise of options and the issuance of stock grants.

The Company’s total stock-based compensation expense was approximately $1,473, $2,130 and $2,670 in 2009, 2008 and 2007, respectively. These amounts were recorded in general and administrative expenses. As of December 31, 2009, the Company had approximately $1,953 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s plans. This cost is expected to be recognized as stock-based compensation expense over a weighted-average period of 2.1 years. This expected cost does not include the impact of any future stock-based compensation awards.

Options—Service Condition Vesting

The Company currently uses the Black-Scholes option pricing model to determine the fair value of its stock options. The stock options shall automatically vest equally over a three-year period dependent that the employee remains continuously employed through the vesting date, except for options granted to members of the Board of Directors that vest immediately upon issuance. The stock options expire 10 years after the grant date.

The following table sets forth information about the weighted-average fair value of options granted, and the weighted-average assumptions for such options granted, during 2009 and 2007 (no options were granted during 2008):

	2009	2007
Weighted average fair value of options on grant date	$5.23	$5.50
Expected life (years)	6.0	6.0
Risk-free interest rate	2.7%	4.7%
Expected dividend yield	—%	2.70%
Expected volatility	68.4%	34.0%

The following table sets forth the summary of option activity for stock options with service vesting conditions for the year ended December 31, 2009:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2009	165,000	$29.65
Granted	410,000	$8.32		33
Exercised	—	$—
Forfeited	(25,000)	$10.82

Outstanding at December 31, 2009	550,000	$14.60	7.77	$33

Exercisable on December 31, 2009	170,000	$28.43	3.98	$33

Expected to vest at December 31, 2009	380,000	$8.32	9.47	$—

The intrinsic value of the options exercised during the years ended December 31, 2009, 2008 and 2007 was $0, $0 and $230, respectively. The fair value of options vested during the years ended December 31, 2009, 2008 and 2007 was $33, $0, and $0, respectively.

Options—Market Condition Vesting

In April 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 260,000 stock options, at an exercise price equal to $25.95 per share, to a group of eight senior executives. The April 2007 stock option grants are aligned with market performance, as one-third of these stock options each will vest when the Company achieves an increase in the trading price of its common stock equal to 25%, 30% and 35%, respectively. The stock option grants expire 10 years from date of issuance. The Company determined the aggregate grant date fair value of these stock options to be approximately $1,430. The fair value of these options was estimated on the date of grant using a Monte Carlo simulation model. The model generates the fair value of the award at the grant date and compensation expense is not subsequently adjusted for the number of shares that are ultimately vested.

The following table sets forth the summary of option activity for the Company’s stock options with market condition vesting for the year ended December 31, 2009:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2009	260,000	$25.95	8.29
Granted	—	—
Forfeited	(70,000)

Outstanding at December 31, 2009	190,000	$25.95	7.29	$—

Exercisable at December 31, 2009	—	$—	—	$—

Expected to vest at December 31, 2009	—	$—	—	$—

Restricted Stock

The following table sets forth the summary of activity for restricted stock grants for the year ended December 31, 2009:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2008	160,668	$24.45
Granted	65,000	$8.31
Vested	(16,668)	$11.48
Forfeited	(29,500)	$25.95

Nonvested at December 31, 2009	179,500	$19.56

NOTE 10—DISCONTINUED OPERATIONS

Theatres are generally considered for closure due to an expiring lease term, underperformance, or the opportunity to better deploy invested capital. In 2009, 2008 and 2007, the Company closed eleven, seventeen and twenty-eight theatres, respectively.

Of those closures, in 2009, 2008 and 2007, the Company classified three, eleven, and twenty theatres, respectively, as discontinued operations. The Company reported the results of these operations, including gains or losses in disposal, as discontinued operations. The operations and cash flow of these theatres have been eliminated from the Company’s operations, and the Company will not have any continuing involvement in their operations. There was no tax expense or benefit allocated to discontinued operations for 2008 and 2007 because the Company had a loss from continuing and discontinued operations in those periods and a full tax valuation allowance.

All activity from prior years included in the accompanying consolidated statements of operations has been reclassified to separately reflect the results of operations from discontinued operations through the respective date of the theatre closings. Assets and liabilities associated with the discontinued operations have not been segregated from assets and liabilities from continuing operations as they are not material.

The following table sets forth the summary of activity for discontinued operations for the years ended December 31, 2009, 2008, and 2007:

	For the year ended December 31,
	2009	2008	2007
Revenue from discontinued operations	$457	$4,142	11,079

Operating loss before income taxes	$(491)	$(1,464)	$(5,718)
Income tax benefit for discontinued operations	$189	$—	$—
Gain (loss) on disposal, before taxes	$(106)	$1,144	$2,228
Income tax benefit on disposal	$41	$—	$—

Loss from discontinued operations	$(367)	$(320)	$(3,490)

NOTE 11—BENEFIT PLANS

The Company maintains a funded non-qualified deferred compensation program for its senior executives pursuant to which it pays additional compensation equal to 10% of the senior executive’s annual compensation. The Company directs this additional cash compensation first into the senior executive’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after the executive reaches age 70, disability, death, or earlier election by the executive after age 60. The Company also pays certain non-executive employees additional cash contributions to the employee’s individual retirement account in amounts that are determined at management’s discretion. Aggregate contributions to all such accounts in cash amounted to $480, $562 and $1,365 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 12—COMMITMENTS AND CONTINGENCIES

Lease Obligations

At December 31, 2009, payments required on operating leases, capital leases and financing obligations are as follows:

	Operating Leases	Capital Leases	Financing Obligations
2010	$44,394	$6,355	10,374
2011	41,541	6,248	11,243
2012	39,641	5,993	11,409
2013	38,313	6,067	11,741
2014	37,458	5,963	11,553
Thereafter	239,035	37,848	192,031

Total minimum lease payments	$440,382	68,474	248,351

Less interest on capital and financing obligations		(37,083)	(161,411)

Present value of future minimum lease payments		31,391	86,940
Less current maturities		(1,532)	(115)

Long-term obligations		$29,859	86,825

Rent expense on operating leases was approximately $47,462, $43,647 and $45,094 for 2009, 2008 and 2007, respectively. Included in such amounts are approximately $1,597, $1,085 and $1,236 in contingent rental expense for 2009, 2008 and 2007, respectively. Interest expense includes $1,452, $1,274 and $1,366 for 2009, 2008 and 2007, respectively, related to contingent rent on capital leases and financing obligations.

Self Insurance – General Liability and Workers Compensation Insurance

The Company maintains a deductible of $150 per claim on its general liability insurance policy and a deductible of $300 per claim on its workers compensation insurance policy. The Company uses historical data and actuarial estimates to estimate the cost of claims incurred that are not covered by the insurance policies as of the balance sheet date. The Company recorded a liability of $1,404, $1,505 and $1,733 at December 31, 2009, 2008, and 2007, respectively.

NOTE 13—LITIGATION

From time to time, the Company is involved in routine litigation and legal proceedings in the ordinary course of its business, such as personal injury claims, employment matters, contractual disputes and claims alleging Americans with Disabilities Act violations. Currently, there is no pending litigation or proceedings that the Company’s management believes will have a material adverse effect, either individually or in the aggregate, on its business or financial condition.

NOTE 14—FINANCIAL INSTRUMENTS

The fair value of the Senior Secured Credit Facilities described in Note 6 – “Debt” which consists of the Term Loan Facility, Delayed-Draw Term Loan Facility, and the Revolving Facility, is estimated based on quoted market prices at the date of measurement.

	Years ended December 31,
	2009	2008
Carrying amount	$250,785	$273,516
Fair value	$242,885	$211,975

NOTE 15—NET INCOME (LOSS) PER SHARE

Basic net income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed using the weighted average number of common shares and common stock equivalents outstanding. As a result of the Company’s net losses, for the years ended December 31, 2009, 2008, and 2007, common stock equivalents of 11, 0, and 41 respectively, were excluded from the calculation of diluted loss per share given their anti-dilutive effect.

	Years ended December 31,
	2009	2008	2007
Weighted average shares outstanding	12,852	12,826	12,709
Less: restricted stock issued	(174)	(165)	(110)

Basic divisor	12,678	12,661	12,599
Dilutive Shares:
Stock Options	—	—	—

Diluted divisor	12,678	12,661	12,599

Net loss per share:
Basic and Diluted	$(1.22)	$(3.27)	$(10.07)

NOTE 16—QUARTERLY RESULTS (UNAUDITED)

The following tables set forth certain unaudited results of operations for each quarter during 2009 and 2008. The unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments which management considers necessary for a fair presentation of the financial data shown.

The operating results for any quarter are not necessarily indicative of the results to be attained for any future period. Basic and diluted income (loss) per share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly income (loss) per share may not agree to the total for the year.

	1st Quarter (1)	2nd Quarter (1)	3rd Quarter (1)	4th Quarter (2)	Total
Year ended December 31, 2009
Total revenues from continuing operations	$121,802	$133,104	$122,372	$137,436	$514,714
Operating income (loss) from continuing operations	5,329	11,739	(12,912)	18,225	22,380
Net income (loss)	$(3,997)	$2,826	$(20,655)	$6,070	$(15,756)
Net loss per common share:
Basic	$(0.32)	$0.22	$(1.63)	$0.48	$(1.24)
Diluted	$(0.32)	$0.22	$(1.63)	$0.48	$(1.24)
	1st Quarter (1)	2nd Quarter (1) (3)	3rd Quarter (1)	4th Quarter (2)	Total
Year ended December 31, 2008
Total revenues from continuing operations	$116,138	$117,318	$122,238	$116,984	$472,678
Operating income (loss) from continuing operations	6,424	8,464	9,707	(25,036)	(441)
Net loss	$(4,338)	$(2,219)	$(203)	$(34,631)	$(41,391)
Net income (loss) per common share:
Basic	$(0.34)	$(0.18)	$(0.02)	$(2.73)	$(3.27)
Diluted	$(0.34)	$(0.18)	$(0.02)	$(2.73)	$(3.27)

(1)	In connection with reporting for discontinued operations the Company has reclassified the quarterly results.
(2)	In connection with the asset impairment evaluations, the Company recognized additional impairment charges attributable to underperforming assets in the third quarter 2009 and fourth quarter of 2008 (see Note 3 for additional information).

(3)	In connection with the separation agreement with the former Chief Executive Officer and other former employees, the Company recognized charges in the first quarter of 2009.

NOTE 17—SEPARATION AGREEMENT CHARGES

In January 2009, the Company’s former Chairman, Chief Executive Officer and President, Michael W. Patrick, ceased employment with the Company. In February 2009, the Company and Mr. Patrick entered into a separation agreement and general release (the “Separation Agreement”) setting forth the terms of his departure from the Company. Pursuant to the Separation Agreement, the Company made a lump sum payment to Mr. Patrick of $5,000 in July 2009 and paid all of Mr. Patrick’s club membership dues through 2009. Mr. Patrick will continue to receive medical benefits and group life insurance coverage until January 2012. Should Mr. Patrick die on or before January 31, 2012, the Company will pay the sum of $850 to Mr. Patrick’s surviving spouse or other designated beneficiary. The consideration payable to Mr. Patrick under the Separation Agreement was based on the terms of his employment agreement and the other agreements contained in the Separation Agreement, including its mutual release, non-compete and standstill provisions. The Company recorded charges of $5,462, including legal and related costs, in its results of operations for the year ended December 31, 2009 for the estimated costs associated with the separation agreement.

NOTE 18—GUARANTOR SUBSIDIARIES

Carmike Cinemas, Inc. anticipates filing a registration statement on Form S-3 which, when such registration statement becomes effective, will register certain securities described therein, including debt securities which may be guaranteed by certain of Carmike Cinemas, Inc.’s subsidiaries and are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

Carmike Cinemas, Inc. may sell debt securities pursuant to the registration statement and if so, it is expected that such securities would be fully and unconditionally guaranteed, on a joint and several basis, by the following 100% directly or indirectly owned subsidiaries: Eastwynn Theatres, Inc., George G. Kerasotes Corporation, GKC Indiana Theatres, Inc., GKC Michigan Theatres, Inc., GKC Theatres, Inc., and Military Services, Inc. Therefore the Company is providing the following condensed consolidating financial statement information as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered:

	As of December 31, 2009 (in thousands)
CONDENSED CONSOLIDATING BALANCE SHEETS	Carmike Cinemas, Inc	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$16,232	$9,464	$—	$25,696
Restricted cash	403	—	—	403
Accounts receivable	4,820	190	—	5,010
Inventories	437	2,114	—	2,551
Prepaid expenses	2,553	4,238	—	6,791

Total current assets	24,445	16,006	—	40,451
Property and equipment:
Land	13,079	41,592	—	54,671
Buildings and building improvements	48,763	225,287	—	274,050
Leasehold improvements	16,668	108,407	—	125,075
Assets under capital leases	8,674	45,113	—	53,787
Equipment	55,341	158,952	—	214,293
Construction in progress	431	—	—	431

Total property and equipment	142,956	579,351	—	722,307
Accumulated depreciation and amortization	(66,136)	(265,592)	—	(331,728)

Property and equipment, net	76,820	313,759	—	390,579
Intercompany receivables	134,631	—	(134,631)	—
Investment in subsidiaries	92,494	—	(92,494)	—
Assets held for sale	1,272	977	—	2,249
Intangible assets, net of accumulated amortization	—	1,251	—	1,251
Other	11,538	7,910	—	19,448

Total assets	$341,200	$339,903	$(227,125)	$453,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,739	$413	$—	$26,152
Accrued expenses	22,105	11,271	—	33,376
Current maturities of long-term debt, capital leases and long-term financing obligations	2,780	1,481	—	4,261

Total Current liabilities	50,624	13,165	—	63,789
Long-term debt, less current maturities	248,171	—	—	248,171
Capital leases and long-term financing obligations, less current maturities	28,491	88,193	—	116,684
Intercompany liabilities	—	134,631	(134,631)	—
Other	2,612	11,420	—	14,032

Total liabilities	329,898	247,409	(134,631)	442,676
Stockholders’ equity:
Preferred Stock	—	—	—	—
Common Stock	395	1	(1)	395
Treasury stock	(10,945)	—	—	(10,945)
Paid-in capital	286,903	237,800	(237,800)	286,903
Accumulated deficit	(265,051)	(145,307)	145,307	(265,051)

Total Stockholders’ equity	11,302	92,494	(92,494)	11,302

Total liabilities and stockholders’ equity	$341,200	$339,903	$(227,125)	$453,978

	As of December 31, 2008 (in thousands)
CONDENSED CONSOLIDATING BALANCE SHEETS	Carmike Cinemas, Inc	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$19,432	$(8,565)	$10,867
Restricted cash	184	—	—	184
Accounts receivable	3,839	193	—	4,032
Inventories	484	1,889	—	2,373
Prepaid expenses	1,619	4,149	—	5,768

Total current assets	6,126	25,663	(8,565)	23,224
Property and equipment:
Land	13,841	41,774	—	55,615
Buildings and building improvements	50,019	240,376	—	290,395
Leasehold improvements	19,200	108,438	—	127,638
Assets under capital leases	14,561	46,425	—	60,986
Equipment	54,348	165,000	—	219,348
Construction in progress	53	576	—	629

Total property and equipment	152,022	602,589	—	754,611
Accumulated depreciation and amortization	(66,999)	(255,806)	—	(322,805)

Property and equipment, net	85,023	346,783	—	431,806
Intercompany receivables	162,770	—	(162,770)	—
Investment in subsidiaries	106,663	—	(106,663)	—
Assets held for sale	—	3,655	—	3,655
Other	14,214	9,172	—	23,386
Intangible assets, net of accumulated amortization	—	1,392	—	1,392

Total assets	$374,796	$386,665	$(277,998)	$483,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,944	$5,051	$—	$23,995
Accrued expenses	17,695	10,989	—	28,684
Cash overdraft	8,565		(8,565)	—
Current maturities of long-term debt, capital leases and long-term financing obligations	3,037	1,460	—	4,497

Total Current liabilities	48,241	17,500	(8,565)	57,176
Long-term debt, less current maturities	270,694	—	—	270,694
Capital leases and long-term financing obligations, less current maturities	28,359	88,700	—	117,059
Intercompany liabilities	—	162,770	(162,770)	—
Other	2,254	11,032	—	13,286

Total liabilities	349,548	280,002	(171,335)	458,215
Stockholders’ equity:
Preferred Stock	—	—	—	—
Common Stock	394	2	(2)	394
Treasury stock	(10,938)	—	—	(10,938)
Paid-in capital	285,430	238,031	(238,031)	285,430
Accumulated deficit	(249,638)	(131,370)	131,370	(249,638)

Total Stockholders’ equity	25,248	106,663	(106,663)	25,248

Total liabilities and stockholders’ equity	$374,796	$386,665	$(277,998)	$483,463

	Year Ended December 31, 2009 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS	Carmike Cinemas, Inc	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Admissions	$60,226	$285,516	$—	$345,742
Concessions and other	54,532	139,081	(24,640)	168,973

Total operating revenues	114,758	424,597	(24,640)	514,715
Operating Expenses:
Film exhibition costs	32,838	158,541	—	191,379
Concession costs	3,154	14,261	—	17,415
Other theatre operating costs	41,511	193,616	(24,640)	210,487
General and administrative expenses	13,580	2,559	—	16,139
Separation agreement charges	5,452	10	—	5,462
Depreciation and amortization	6,821	27,503	—	34,324
Gain on sale of property and equipment	(125)	(300)	—	(425)
Impairment of long-lived assets	4,521	13,033	—	17,554

Total operating expenses	107,752	409,223	(24,640)	492,335

Operating income	7,006	15,374	—	22,380
Interest expense	8,667	24,400	—	33,067
Equity in loss of subsidiaries	12,114	—	(12,114)	—

Loss from continuing operations before income tax	(13,775)	(9,026)	12,114	(10,687)
Income tax expense	1,634	2,725	—	4,359

Loss from continuing operations	(15,409)	(11,751)	12,114	(15,046)
Loss from discontinued operations	(4)	(363)	—	(367)

Net income (loss)	$(15,413)	$(12,114)	$12,114	$(15,413)

	Year Ended December 31, 2008 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS	Carmike Cinemas, Inc	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Admissions	$53,450	$259,041	$—	$312,491
Concessions and other	50,544	131,752	(22,109)	160,187

Total operating revenues	103,994	390,793	(22,109)	472,678
Operating Expenses:
Film exhibition costs	29,724	141,471	—	171,195
Concession costs	3,072	14,211	—	17,283
Other theatre operating costs	38,680	176,189	(22,109)	192,760
General and administrative expenses	16,523	2,835	—	19,358
Depreciation and amortization	8,217	29,335	—	37,552
(Loss) gain on sale of property and equipment	253	(1,622)	—	(1,369)
Impairment of long-lived assets	17,339	19,000	—	36,339

Total operating expenses	113,808	381,419	(22,109)	473,118

Operating (loss) income	(9,814)	9,374	—	(440)
Interest expense	10,191	30,528	—	40,719
Equity in loss of subsidiaries	21,732	—	(21,732)	—
Gain on sale of investments	(225)	(226)	—	(451)

Loss from continuing operations before income tax	(41,512)	(20,928)	21,732	(40,708)
Income tax expense	—	363	—	363

Loss from continuing operations	(41,512)	(21,291)	21,732	(41,071)
(Loss) income from discontinued operations	121	(441)	—	(320)

Net income (loss)	$(41,391)	$(21,732)	$21,732	$(41,391)

	Year Ended December 31, 2007 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS	Carmike Cinemas, Inc	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Admissions	$55,883	$261,520	$—	$317,403
Concessions and other	53,131	134,879	(23,353)	164,657

Total operating revenues	109,014	396,399	(23,353)	482,060
Operating Expenses:
Film exhibition costs	31,171	143,666	—	174,837
Concession costs	3,100	14,063	—	17,163
Other theatre operating costs	41,249	172,732	(23,353)	190,628
General and administrative expenses	19,048	2,642	—	21,690
Depreciation and amortization	8,249	31,253	—	39,502
Gain on sale of property and equipment	(21)	(1,333)	—	(1,354)
Impairment of goodwill	5,210	33,030	—	38,240
Impairment of long-lived assets	18,190	4,567	—	22,757

Total operating expenses	126,196	400,620	(23,353)	503,463

Operating loss	(17,182)	(4,221)	—	(21,403)
Interest expense	17,121	30,673	—	47,794
Equity in loss of subsidiaries	62,728	—	(62,728)	—
Gain on sale of investments	(1,700)	—	—	(1,700)

Loss from continuing operations before income tax	(95,331)	(34,894)	62,728	(67,497)
Income tax expense	31,105	24,798	—	55,903

Loss from continuing operations	(126,436)	(59,692)	62,728	(123,400)
Loss from discontinued operations	(454)	(3,036)	—	(3,490)

Net income (loss)	$(126,890)	$(62,728)	$62,728	$(126,890)

	Year Ended December 31, 2009 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS	Carmike Cinemas, Inc	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$15,770	$25,518	$8,565	$49,853
Cash flows from investing activities:
Purchases of property and equipment	(4,762)	(8,784)	—	(13,546)
Proceeds from sale of property and equipment	360	2,896	—	3,256
Other investing activities	(219)	—	—	(219)

Net cash used in investing activities	(4,621)	(5,888)	—	(10,509)
Cash flows from financing activities:
Repayments of long-term debt	(22,731)	—	—	(22,731)
Change in intercompany receivable/liabilities	28,139	(28,139)	—	—
Other financing activities	(325)	(1,459)	—	(1,784)

Net cash used in financing activities	5,083	(29,598)	—	(24,515)

Increase / (decrease) in cash and cash equivalents	16,232	(9,968)	8,565	14,829
Cash and cash equivalents at beginning of period	—	19,432	(8,565)	10,867

Cash and cash equivalents at end of period	$16,232	$9,464	$—	$25,696

	Year Ended December 31, 2008 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS	Carmike Cinemas, Inc	Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$12,083	$21,554	$(8,565)	$25,072
Cash flows from investing activities:
Purchases of property and equipment	(2,917)	(8,759)	—	(11,676)
Proceeds from sale of property and equipment	2,920	6,394	—	9,314
Other investing activities	266	2,700	—	2,966

Net cash provided by investing activities	269	335	—	604
Cash flows from financing activities:
Repayments of long-term debt	(28,028)	—	—	(28,028)
Change in intercompany receivable/liabilities	17,906	(17,906)	—	—
Other financing activities	(7,467)	(1,289)	—	(8,756)

Net cash used in financing activities	(17,589)	(19,195)	—	(36,784)

Increase / (decrease) in cash and cash equivalents	(5,237)	2,694	(8,565)	(11,108)
Cash and cash equivalents at beginning of period	5,237	16,738		21,975

Cash and cash equivalents at end of period	$—	$19,432	$(8,565)	$10,867

	Year Ended December 31, 2007 (in thousands)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS	Carmike Cinemas, Inc		Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(311	) $	37,305	$—	$36,994
Cash flows from investing activities:
Purchases of property and equipment	(3,995)		(18,687)		(22,682)
Proceeds from sale of property and equipment	701		7,517		8,218
Other investing activities	4,078		—	—	4,078

Net cash provided by (used in) investing activities	784		(11,170)	—	(10,386)
Cash flows from financing activities:
Repayments of long-term debt	(18,231)				(18,231)
Other financing activities	(11,564)		(854)	—	(12,418)
Change in intercompany receivable/liabilities	21,054		(21,054)		—

Net cash used in financing activities	(8,741)		(21,908)	—	(30,649)

Increase / (decrease) in cash and cash equivalents	(8,268)		4,227	—	(4,041)
Cash and cash equivalents at beginning of period	13,505		12,511		26,016

Cash and cash equivalents at end of period	$5,237 $		16,738	$—	$21,975